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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) of the
                         INVESTMENT COMPANY ACT OF 1940

              The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:




Name:                   INVESTMENT SERVICES FOR EDUCATION
                               ASSOCIATIONS TRUST

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                                 568 High Street
                          Pottstown, Pennsylvania 19464

             Telephone Number (including Area Code): (610) 327-2255

                Name and address of agent for service of process:

                                Michael P. Malloy
                             Drinker Biddle & Reath
                       Philadelphia National Bank Building
                              1345 Chestnut Street
                      Philadelphia, Pennsylvania 19107-3496




Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  /x/     No  / /
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                                   SIGNATURES

              Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the City of Ronkonkoma and State of New York, as of the 12th day of December, 1996.



                                            INVESTMENT SERVICES FOR
                                            EDUCATION ASSOCIATIONS TRUST

                                            By:  /s/ William T. Sullivan, Jr.
                                                 ----------------------------
                                                  William T. Sullivan, Jr.
                                                  Trustee

Attest:/s/ William M. Sullivan
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        William M. Sullivan
        Secretary